EXHIBIT 11

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in the Exhibit included in Part C of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 9, 1996, relating to the financial statements of the five series of Fidelity Aberdeen Street Trust, Fidelity Freedom 2030 Fund, Fidelity Freedom 2020 Fund, Fidelity Freedom 2010 Fund, Fidelity Freedom 2000 Fund, and Fidelity Freedom Income Fund, which is included in such Exhibit. We also consent to the reference to our firm under the heading "Auditor" in the Statement of Additional Information.

COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
October 9, 1996